Execution Copy

This Separation and General Release Agreement must be executed and delivered to Employer (Attn: Laurie Marsh, Director, Human Resources) no later than December 31, 2015.
SEPARATION AND GENERAL RELEASE AGREEMENT
THIS SEPARATION AND GENERAL RELEASE AGREEMENT (this “Separation Agreement”) is entered into between STEVEN T. SOBIESKI, with an address at 8 Bretwood Drive North, Colts Neck, New Jersey 07722 (the “Employee”) and ROKA BIOSCIENCE, INC., having its corporate headquarters at 20 Independence Boulevard, 4th Floor, Warren, New Jersey 07059 (the “Employer”). Employer, together with its past, present and future direct and indirect parent organizations, subsidiaries, affiliated entities, related companies and divisions and each of their respective past, present and future officers, directors, employees, shareholders, trustees, members, partners, attorneys and agents (in each case, individually and in their official capacities), and each of their respective employee benefit plans (and such plans' fiduciaries, agents, administrators and insurers, in their individual and their official capacities), as well as any predecessors, future successors or assigns or estates of any of the foregoing, is collectively referred to in this Separation Agreement as the “Released Parties.”

RECITALS:

A.    Employer and Employee entered into an employment agreement dated September 11, 2009 (“Employment Agreement”). Capitalized terms used in this Separation Agreement and not otherwise defined in this Separation Agreement shall have the meanings ascribed to them in the Employment Agreement.

B.    Employer and Employee also entered into an indemnification agreement dated September 11, 2009 (“Indemnification Agreement”).

C.    Pursuant to the terms of (i) a restricted stock agreement between Employer and Employee dated as of December 6, 2013 (the “2013 Time-Based Restricted Stock Agreement”), Employer granted Employee restricted shares of Employer’s common stock, the vesting of which was to be time-based (subject to acceleration upon certain events, including a termination by Employee for Good Reason) (the “2013 Time-Based Restricted Stock”) and (ii) a separate restricted stock agreement between Employer and Employee dated as of December 6, 2013 (the “2013 Performance-Based Restricted Stock Agreement,” and together with the 2013 Time-Based Restricted Stock Agreement, the “2013 Restricted Stock Agreements”), Employer granted Employee additional restricted shares of Employer’s common stock, the vesting of which was to be performance-based (subject to acceleration upon certain events, including, without limitation, a termination for Good Reason) (the “2013 Performance-Based Restricted Stock,” and together with the 2013 Time-Based Restricted Stock,” the “2013 Restricted Stock”).

D.    Pursuant to the terms of a restricted stock agreement between Employer and Employee dated as of January 2, 2015 (the “2015 Restricted Stock Agreement”), Employer granted Employee 90,000 restricted shares of Employer’s common stock (the “2015 Restricted Stock”), the vesting of which was to be time-based as follows: 30,000 shares on January 1, 2016; 30,000 shares on January 1, 2017 and 30,000 shares on January 1, 2018.

E.    Following ongoing discussions between the parties, the parties have elected to treat Employee’s separation of employment as a termination by the Employee for Good Reason effective December 31, 2015, with Employer having waived any requirements Employee might have to give notice pursuant to Section 4.01(E) of the Employment Agreement and the Good Reason cure period contained therein.

F.    Pursuant to Section 4.02(C) of the Employment Agreement, Employee is to be paid certain amounts and provided certain benefits in the event of a termination by Employee for Good Reason, subject to Employee’s execution, delivery and non-revocation of a general release in a form satisfactory to Employer.

G.     Pursuant to Section 2(b) of each of the 2013 Restricted Stock Agreements, all restrictions applicable to the 2013 Restricted Stock shall lapse, and all of the 2013 Restricted Stock shall fully and immediately vest, on a termination of Employee’s employment by Employee for Good Reason.

H.    In addition to the automatic vesting of the 2013 Restricted Stock pursuant to the 2013 Restricted Stock Agreements, Employer has agreed to accelerate the vesting of 30,000 shares of the 2015 Restricted Stock under the 2015 Restricted Stock Agreement from January 1, 2016 to December 31, 2015.

I.    This Separation Agreement is intended to be, and shall serve as, the Release required pursuant to the Employment Agreement.

In consideration of the foregoing premises and the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

1.    Termination of Employment Agreement; Separation of Employment. The Employment Agreement and Employee’s employment with Employer thereunder was terminated by Employee for Good Reason in accordance with Section 4.01(E) of the Employment Agreement, effective December 31, 2015. Accordingly, Employee acknowledges and understands that the Employment Agreement and Employee’s employment with Employer under the Employment Agreement or otherwise will terminate as of the close of business on December 31, 2015 (the “Separation Date”) and that his last day of employment with Employer will be the Separation Date. Employee further acknowledges that Employee has received all compensation and benefits to which Employee is entitled under the Employment Agreement or otherwise as a result of Employee’s employment, except as otherwise provided in this Separation Agreement. Employee understands that, except as otherwise provided in this Separation Agreement, Employee is entitled to nothing further from the Released Parties, including reinstatement by Employer.

2.    General Releases.

(A)Employee General Release of Released Parties. As a condition to, and in consideration of, Employer’s obligation to make the Severance Payment and provide the COBRA Assistance set forth in Section 7 below, Employee (on his own behalf and on behalf of his heirs, executors, administrators, trustees, legal representatives, successors and assigns) hereby unconditionally and irrevocably releases, waives, discharges and gives up, to the full extent permitted by law, any and all Employee Claims (as defined below) that Employee may have against any of the Released Parties, arising on or prior to the date of Employee’s execution and delivery of this Separation Agreement to Employer. “Employee Claims” means any and all actions, charges, controversies, demands, causes of action, suits, rights, and/or claims whatsoever for debts, sums of money, wages, salary, severance pay, expenses, commissions, fees, bonuses, unvested stock options, vacation pay, sick pay, fees and costs, attorneys’ fees, losses, penalties, damages, including damages for pain and suffering and emotional harm, arising, directly or indirectly, out of any promise, agreement (including, without limitation, the Employment Agreement), offer letter, contract, understanding, common law, tort, the laws, statutes, and/or regulations of the State of New Jersey or any other state and the United States, including, but not limited to, federal and state wage and hour laws (to the extent waiveable), federal and state whistleblower laws, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act of 2009, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act (excluding COBRA), the Vietnam Era Veterans Readjustment Assistance Act, the Fair Credit Reporting Act, the Age Discrimination in Employment Act

(“ADEA”), the Older Workers’ Benefit Protection Act, the Occupational Safety and Health Act, the Sarbanes-Oxley Act of 2002, the federal False Claims Act, the New Jersey Law Against Discrimination, the New Jersey Family Leave Act, the New Jersey Civil Rights Act, the New Jersey Conscientious Employee Protection Act, and the New Jersey False Claims Act, as each may be amended from time to time, whether arising directly or indirectly from any act or omission, whether intentional or unintentional; provided, however, “Employee Claims” shall specifically exclude the Excluded Claims (as defined below). This releases all Employee Claims including those of which Employee is not aware and those not mentioned in this Separation Agreement. Employee specifically releases any and all Employee Claims arising out of the Employment Agreement or the termination thereof and Employee’s employment with Employer or his separation therefrom. Employee expressly acknowledges and agrees that, by entering into this Separation Agreement, Employee is releasing and waiving any and all rights or Employee Claims, including, without limitation, Employee Claims that Employee may having arising under ADEA, which have arisen on or before the date of Employee’s execution and delivery of this Separation Agreement to Employer. Notwithstanding anything contained in this Section 2(A) or otherwise in this Separation Agreement to the contrary, the release and waiver of rights or Employee Claims under this Section 2(A) does not release, waive preclude, limit or otherwise affect any actions, charges, controversies, demands, causes of action, suits, rights, and/or claims whatsoever that relate to: (i) Employer’s obligations under this Separation Agreement; (ii) claims that may not be released pursuant to applicable law; (iii) Employee’s rights to indemnification and coverage under Employer’s Directors’ and Officers’ liability insurance policies, in each case, pursuant to the Indemnification Agreement, the Employment Agreement, Employer’s organizational documents and/or any other agreement(s) between Employer and Employee; or (iv) Employee’s rights under Employer’s 2009 Equity Incentive Plan or Employer’s 2014 Equity Incentive Plan (as applicable) with respect to restricted stock awards that have vested prior to, on, or as of, the Separation Date, including, without limitation, the 2013 Restricted Stock that automatically vests in full on the Separation Date in accordance with the terms of the 2013 Restricted Stock Agreements and the 30,000 shares under the 2015 Restricted Stock Agreement that vest on the Separation Date in accordance with Section 6(B) below (collectively, the “Excluded Claims”).

(B)Employer’s General Release of Employee. In consideration of the release by Employee set forth in Section 2(A) of this Separation Agreement above, Employer hereby unconditionally and irrevocably releases, waives, discharges and gives up, to the full extent permitted by law, any and all Employer Claims (as defined below) that Employer may have against Employee arising on or before the date Employer executes and delivers this Separation Agreement to Employee. “Employer Claims” means any and all actions, charges, controversies, demands, causes of action, suits, rights, and/or claims whatsoever for debts, sums of money, fees and costs, attorneys’ fees, losses, penalties, damages, arising, directly or indirectly, out of any promise, agreement (including, without limitation, the Employment Agreement), offer letter, contract, understanding, common law, tort, the laws, statutes and/or regulations of the State of New Jersey or any other state and the United States, whether arising directly or indirectly from any action or omission, whether intentional or unintentional. This Section 2(B) releases all Employer Claims including those of which Employer is not aware and those not mentioned in this Separation Agreement. Employer specifically releases any and all Employer Claims arising out of the Employment Agreement or the termination thereof and Employee’s employment with Employer or separation therefrom. Employer expressly acknowledges and agrees that, by entering into this Separation Agreement, Employer is releasing and waiving any and all rights or Employer Claims which have arisen on or before Employer’s execution and delivery of this Separation Agreement to Employee. Notwithstanding the foregoing, nothing in this Section 2(B) shall be deemed to release Employee from Employer Claims that relate to (i) the obligations of Employee under this Separation Agreement, or (ii) any act or omission by Employee involving or arising from Employee’s fraud or willful misconduct or other act or omission by Employee with respect to which Employer would not have the power to indemnify Employee pursuant to the General Corporation Law of the State of Delaware, as may be amended from time to time (the “DGCL”). Employer represents and warrants that, as of the date of Employer’s execution and delivery of this Separation Agreement to Employee, Employer is not aware of the basis for any Employer Claim involving Employee’s fraud or willful misconduct or other act or omission by Employee with respect to which Employer would not have the power to indemnify Employee pursuant to the DGCL.

3.    Representations; Covenant not to Sue.

(A)    Employee hereby represents and warrants that (i) Employee has not filed, caused or permitted to be filed any pending proceeding (nor has Employee lodged a complaint with any governmental or quasi-governmental authority) against any of the Released Parties, nor has Employee agreed to do any of the foregoing, (ii) Employee has not assigned, transferred, sold, encumbered, pledged, hypothecated, mortgaged, distributed, or otherwise disposed of or conveyed to any third party any right or Employee Claim against any of the Released Parties that has been released in this Separation Agreement, and (iii) Employee has not directly or indirectly assisted any third party in filing, causing or assisting to be filed, any Employee Claim against any of the Released Parties. Except as set forth in Section 15 below, Employee covenants and agrees that Employee shall not encourage or solicit or voluntarily assist or participate in any way in the filing, reporting or prosecution by himself or any third party of a proceeding or Employee Claim against any of the Released Parties.

(B)    Employer hereby represents and warrants that (i) Employer has not filed, caused or permitted to be filed any pending proceeding (nor has Employer lodged a complaint with any governmental or quasi-governmental authority) against Employee, nor has Employer agreed to do any of the foregoing, (ii) Employer has not assigned, transferred, sold, encumbered, pledged, hypothecated, mortgaged, distributed, or otherwise disposed of or conveyed to any third party any right or Employer Claim against Employee that has been released in this Separation Agreement, and (iii) Employer has not directly or indirectly assisted any third party in filing, causing or assisting to be filed, any Employer Claim against Employee. Employer covenants and agrees that Employer shall not encourage or solicit or voluntarily assist or participate in any way in the filing, reporting or prosecution by itself or any third party of a proceeding or Employer Claim against Employee.

4.    Final Pay Check; Expense Reimbursement and other Accrued Obligations. Employee has received (or will receive by not later than the next regular pay date following the Separation Date) full payment (less applicable withholdings and customary payroll deductions) of his base salary earned through and including the Separation Date. Employee has received (or will receive by the next regular expense processing date) full payment for all submitted and approved business expenses incurred on or prior to the Separation Date and submitted no later than thirty (30) days after the Separation Date. Employer also will pay and/or provide to Employee any amounts or benefits that are vested amounts or benefits or that Employee is otherwise entitled to receive under any plan, program, policy or practice (with the exception of those, if any relating to severance) on the Separation Date, in accordance with such plan, program, policy or practice.

5.    Annual Bonus. In accordance with Section 3.01(B) of the Employment Agreement, Employee will be paid an Annual Bonus of $82,897.00 for the calendar year ending December 31, 2015. This Annual Bonus will be paid on December 31, 2015.

6.    Restricted Stock.

(A)    2013 Restricted Stock. Employer acknowledges and agrees that, in accordance with the terms of the 2013 Restricted Stock Agreements, all restrictions applicable to the 2013 Restricted Stock shall lapse, and all of the 2013 Restricted Stock shall fully and immediately vest, on the December 31, 2015.

(B)    2015 Restricted Stock. Employer also agrees that one-third of the 90,000 restricted shares Employee was granted under the 2015 Restricted Stock Award Agreement will accelerate and become vested on December 31, 2015 and the restrictions applicable to those 30,000 restricted shares will lapse on December 31, 2015 in accordance with the Restricted Stock Award Agreement. All other restricted shares granted under the 2015 Restricted Stock Agreement are forfeited immediately after termination of employment.

7.    Severance Payment and COBRA Assistance. In accordance with Section 4.02(C) of the Employment Agreement and as good consideration for Employee’s execution, delivery, and non-revocation of this Separation Agreement, Employer shall provide Employee with:

(A) a payment (the “Severance Payment”) the aggregate amount of $233,381.25 (less applicable withholdings and customary payroll deductions, excluding 401(k) contributions). The Severance Payment shall be payable in eighteen (18) consecutive semi-monthly installments of $12,965.62 (less applicable withholdings and customary payroll deductions, excluding 401(k) contributions) each, in accordance with Employer’s customary payroll practices, commencing on the next regular payroll date following the eighth day after Employee’s execution and delivery of this Separation Agreement to Employer (or as soon thereafter as administratively practicable); provided, however, the first payment shall include the cumulative amount of payments had such payments commenced immediately following the effective date of Employee’s termination; and

(B) if Employee timely elects COBRA coverage, Employer shall waive Employee's healthcare continuation payments under COBRA through June 30, 2017 (“COBRA Assistance”), unless Employee becomes eligible to obtain healthcare coverage from a new employer sooner, in which case Employer's obligation to waive Employee's health care continuation payments under COBRA shall cease. Employee understands and affirms that he is obligated to immediately inform Employer if he becomes eligible to obtain healthcare coverage from a new employer before June 30, 2017. Employee further understands that if Employee wishes to continue to obtain COBRA coverage after June 30, 2017, Employee must pay all costs and fees for such additional coverage in accordance with COBRA.

Employee acknowledges and agrees that the Severance Payment set forth in Section 7(A) above and the COBRA Assistance set forth in Section 7(B) above are being made in accordance with Section 4.02(C) of the Employment Agreement and that such payments fully satisfy (and are not in addition to) Employer’s obligations under Sections 4.02(C) of the Employment Agreement. Employee further acknowledges that he is not otherwise entitled to the Severance Payment and the COBRA Assistance and that nothing in this Separation Agreement shall be deemed to be an admission of liability on the part of any of the Released Parties. Employee covenants and agrees that he will not seek anything further from any of the Released Parties.

8.    Who is Bound. Employer and Employee are bound by this Separation Agreement. Anyone who succeeds to Employee’s rights and responsibilities, such as the executors of Employee’s estate, is bound and anyone who succeeds to Employer’s rights and responsibilities, such as its successors and assigns, is also bound.

9.    Cooperation With Investigations/Litigation. Employee agrees, upon Employer’s request, to reasonably cooperate in any Employer investigation, litigation, arbitration, or regulatory proceeding regarding events that occurred during Employee’s tenure with Employer. Employee will make himself reasonably available to consult with Employer’s counsel, to provide information, and to appear to give testimony. Employer will, to the extent permitted by law and applicable court rules, (A) reimburse Employee for reasonable out-of-pocket expenses Employee incurs in extending such cooperation, so long as Employee provides advance written notice of Employee’s request for reimbursement and provides satisfactory documentation of the expenses and (B) with respect to any such cooperation provided after September 30, 2016, if and to the extent that Employee is required to devote more than the equivalent of five (5) days (i.e., 40 hours) in extending such cooperation, Employer will compensate Employee for such time at the rate of $150.00 per hour.

10.    Non Disparagement; Covenants Agreement and Confidentiality.

(A)    Employee covenants and agrees that he shall not knowingly disparage, criticize or otherwise make any derogatory statements regarding Employer or its past, present and future directors, officers, shareholders, employees, agents or products. Provided inquiries are directed to Laurie Marsh, Director, Human Resources, Employer shall disclose to prospective employers information limited to Employee’s dates of employment and last position held by Employee. Employer agrees to instruct its Board of Directors and its Senior Management Team not to knowingly disparage, criticize or otherwise make any derogatory statements concerning Employee. Notwithstanding anything set forth in this Section 10(A) to the contrary, nothing in this Section 10(A) shall preclude Employee or any other individual or entity from testifying truthfully in any judicial or administrative proceeding or from making factually accurate statements in connection with a subpoena, regulatory inquiry or other legal process.

(B)    Employee represents and warrants to Employer that, at all times during Employee's employment with Employer, Employee has complied with his obligations under the Employee Confidentiality, Inventions, Non-Interference Agreement, Non-Solicitation and Non-Competition Agreement between Employee and Employer dated as of September 11, 2009 (the “Covenants Agreement”). Employee acknowledges and agrees that Employee's obligations under the Covenants Agreement survive the termination of the Employment Agreement and his employment with Employer and such obligations shall remain in full force and effect following the Separation Date; provided that, it is understood and agreed that the phrase “the business of the Company as conducted, or as proposed to be conducted, as of the date of termination” as used in Section 3(c) of the Covenants Agreement shall not be deemed to include clinical diagnostics. Without limitation of his obligations under the Covenants Agreement, Employee further agrees that he shall not reveal the amounts paid to Employee or the other terms of this Separation Agreement to anyone, except to Employee’s immediate family, legal and financial advisors and then only after securing the agreement of such individual to maintain the confidentiality of this Separation Agreement, or in response to a subpoena or other legal process, after reasonable notice has been provided to Employer sufficient to enable Employer to contest the disclosure.

11.    Employer Property. Without limitation of Employee's obligations under the Covenants Agreement, Employee covenants and agrees that, on the Separation Date (or earlier upon demand), Employee shall return to Employer all property in Employee’s possession, custody or control belonging to Employer, including, but not limited to, all Company Confidential Information and Third Party Confidential Information (as those terms are defined in the Covenants Agreement), equipment, computers, pass codes, keys, swipe cards, credit cards, documents or other materials, in whatever form or format, that Employee received, prepared, or helped prepare. Employee further covenants and agrees that Employee shall not retain any copies, duplicates, reproductions, computer disks, or excerpts thereof, of correspondence, memoranda, reports, notebooks, drawings, photographs, or other documents relating in any way to the business or affairs of Employer or any third parties associated with Employer.

12.    Remedies. If Employee breaches any term or condition of this Separation Agreement or the Covenants Agreement, or any representation made by Employee in this Separation Agreement was false when made (in each case, as determined by an arbitrator or court of competent jurisdiction), it shall constitute a material breach of this Separation Agreement and in addition to and not instead of the Released Parties’ other remedies hereunder, under the Covenants Agreement or otherwise at law or in equity, Employer’s obligation to make any remaining installments of the Severance Payment or to waive Employee’s health care continuation payments under COBRA through June 30, 2017 shall terminate as of the date of such breach and Employer shall have no further obligations under Section 7 of this Separation Agreement and Employee shall be required, upon demand, to return to Employer ninety (90%) of the Severance Payment (or installments thereof) paid by Employer pursuant to Section 7(A) of this Separation Agreement. Employee understands and agrees that if Employer’s obligations under Section 7 cease and/or Employee is obligated to return ninety percent (90%) of the Severance Payment (or installments thereof), in each case, in accordance with the preceding sentence, this Separation Agreement shall continue to be binding on Employee and the Released Parties shall be entitled to enforce the provisions of this Separation Agreement as if Employer’s obligations under Section 7 had not ceased and/or ninety percent (90%) of the Severance Payment had not been repaid to Employer and Employer shall have no further obligations to Employee under Section 7 of this Separation Agreement. Further, in the event of any litigation or other proceeding to enforce the terms of this Separation Agreement and/or the Covenants Agreement, whether initiated by Employee or Employer, the prevailing party shall (unless otherwise provided by law) be entitled to recover its reasonable attorneys’ fees and costs, expert witness fees and costs, and court costs/forum fees from the other party. Notwithstanding the foregoing, it is understood and agreed that Employee shall have no automatic repayment obligation or automatic obligation to pay such attorneys’ fees and other costs associated with enforcing this Separation Agreement and/or the Covenants Agreement if Employee were to challenge the ADEA waiver only.
13.    Construction of Agreement. In the event that one or more of the provisions contained in this Separation Agreement or the Covenants Agreement shall for any reason be held unenforceable in any respect under the law of any state of the United States or the United States, such unenforceability shall not affect any other provision of this Separation Agreement or the Covenants Agreement, but this Separation Agreement and the Covenants Agreement shall then be construed as if such unenforceable provision or provisions had never been contained herein or therein. If it is ever held that any restriction hereunder or under the Covenants Agreement is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by applicable law.
14.    Dispute Resolution. Employer and Employee hereby agree that any dispute based on, arising out of or relating to the interpretation and performance of this Separation Agreement or any other matter or thing shall be solely submitted to and finally settled by arbitration by a single arbitrator in accordance with the then-current rules of the American Arbitration Association (“AAA”), including without limitation, any claims for breach of this Separation Agreement. Any such arbitration shall be conducted in the New Jersey office of the AAA located closest to Employer's New Jersey office. The single arbitrator shall be appointed from the AAA's list of arbitrators by the mutual consent of the parties, or in the absence of such consent, by application of any party to the AAA. A decision of the arbitrator shall be final and binding upon the parties. The parties agree that this Section 14 shall be grounds for dismissal of any court action commenced by either party with respect to this Separation Agreement other than (i) post-arbitration actions seeking to enforce and arbitration award and (ii) actions seeking appropriate equitable or injunctive relief, including, without limitation, pursuant to the Covenants Agreement. Employer shall pay the fees of the arbitrator and each party shall be responsible for its/his own legal fees, costs of its experts and expenses of its/his witnesses, except as any fee shifting as to either the cost of the arbitrator and/or attorneys’ fees as may be permitted by applicable law upon the conclusion of the arbitration. The arbitrator's remedial authority shall equal the remedial power that a court with competent jurisdiction over the parties and their dispute would have. Any award rendered shall be a reasonable award in writing and shall be final, binding and conclusive (without right to appeal, unless such appeal is based on fraud by the other party in connection with the arbitration process) upon the parties and any judgment on such award may be enforced in any court having jurisdiction, unless otherwise provided by law. EMPLOYER AND EMPLOYEE KNOWINGLY AND VOLUNTARILY AGREE TO THIS ARBITRATION PROVISION AND ACKNOWLEDGE THAT ARBITRATION SHALL

BE INSTEAD OF ANY CIVIL LITIGATION AND THAT EMPLOYER AND EMPLOYER ARE EACH WAVING ANY RIGHTS TO A JURY TRIAL WITH RESPECT TO AN ARBITRATED MATTER. This Separation Agreement and any and all matters arising directly or indirectly herefrom shall be governed under the laws of the State of New Jersey without reference to choice of law rules.
15.    Acknowledgments. Employer and Employee acknowledge and agree that:

(A) By entering in this Separation Agreement, Employee does not waive any rights or Employee Claims (including, without limitation, any Employee Claims arising under ADEA) that may arise after the date that Employee executes and deliver this Separation Agreement to Employer;

(B) This Separation Agreement shall not affect the rights and responsibilities of the Equal Employment Opportunity Commission (the “EEOC”) or similar federal or state agency to enforce the ADEA and other laws, and further acknowledge and agree that this Separation Agreement shall not be used to justify interfering with Employee’s protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC or similar federal or state agency. Accordingly, nothing in this Separation Agreement shall preclude Employee from filing a charge with, or participating in any manner in an investigation, hearing or proceeding conducted by, the EEOC or similar federal or state agency, but Employee hereby waives any and all rights to recover under, or by virtue of, any such investigation, hearing or proceeding;

(C) Notwithstanding anything set forth in this Separation Agreement to the contrary, nothing in this Separation Agreement shall affect or be used to interfere with Employee’s protected right to test in any court, under the Older Workers’ Benefit Protection Act, or like statute or regulation, the validity of the waiver of rights under ADEA set forth in this Separation Agreement; and

(D) Nothing in this Separation Agreement shall preclude Employee from exercising Employee’s rights (i) under COBRA, (ii) under Employer’s 401(k) plan and/or (iii) with respect to any of the Excluded Claims.

16.    Opportunity for Review.

(A)    Employee is hereby advised and encouraged by Employer to consult with Employee’s own counsel before signing the Separation Agreement. Employee represents and warrants that Employee: (i) has had sufficient opportunity to consider this Separation Agreement; (ii) has read this Separation Agreement; (iii) understands all the terms and conditions hereof; (iv) is not incompetent or had a guardian, conservator or trustee appointed for Employee; (v) has entered into this Separation Agreement of Employee’s own free will and volition; (vi) has duly executed and delivered this Separation Agreement; (vii) understands that Employee is responsible for Employee’s own attorney’s fees and costs; (viii) has had the opportunity to review this Separation Agreement with counsel of Employee’s choice or has chosen voluntarily not to do so; (ix) understands the Employee has been given twenty-one (21) days to review this Separation Agreement before signing this Separation Agreement and understands that he is free to use as much or as little of the 21-day period as he wishes or considers necessary before deciding to sign this Separation Agreement; (x) understands that if Employee does not sign and return this Separation Agreement to Employer (Attn: Laurie Marsh, Director, Human Resources) on or before December 31, 2015, Employer shall have no obligation to enter into this Separation Agreement, Employee shall not be entitled to the Severance Payment or the COBRA Assistance set forth in Section 7 of this Separation Agreement, and the Separation Date shall be unaltered; and (xi) understands that this Separation Agreement is valid, binding and enforceable against the parties in accordance with its terms.

(B)    This Separation Agreement shall be effective and enforceable on the eighth day after execution and delivery to Employer (Attn: Laurie Marsh, Director, Human Resources) by Employee. The parties understand and agree that Employee may revoke this Separation Agreement after having executed and delivered it to Employer by so advising Employer (Attn: Laurie Marsh, Director, Human Resources) in writing no later than 11:59 p.m. on the seventh day after Employee’s execution and delivery of this Separation Agreement to Employer. If Employee revokes this Separation Agreement, it shall not be effective or enforceable, Employee shall not be entitled to the Severance Payment or the COBRA Assistance set forth in Section 7 of this Separation Agreement, and the Separation Date shall be unaltered.

[Signatures appear on the following page]

Agreed to and accepted on this 21st day of December, 2015.

Witness:	EMPLOYEE:

/s/ Steven T. Sobieski
Steven T. Sobieski

Agreed to and accepted on this 22nd day of December, 2015

ROKA BIOSCIENCE, INC.

	BY:	/s/ Paul G. Thomas